Exhibit 99.1

SOURCES AND USES

We will not receive any cash proceeds in the exchange offer.  The Existing Notes exchanged by holders in the exchange offer will be retired and cancelled and will not be reissued.

The following table summarizes the estimated sources and uses in connection with the exchange offer and related transactions, assuming all outstanding Existing Notes are exchanged in the exchange offer prior to the Early Tender Date, and that the exchange offer is consummated on December 14, 2017.  Actual amounts set forth in the table and accompanying footnotes will vary from estimated amounts depending on several factors, including differences between actual participation rates, tender timing and elections in the exchange offer as compared to our assumptions, our estimates of the fees and expenses as compared to actual fees and expenses, and the actual closing date of the exchange offer.

Amount (In millions)
Sources:
New Secured Notes issued in the exchange offer	$147.9
New Preferred Stock	102.9
ABL Facility	29.5
Total Sources	$280.3

Uses:
Accepted tenders of Existing Notes	$250.0
Accrued and unpaid interest	13.6
Cash and New Preferred Stock portion of Early Tender Consideration	1.9
Fees and expenses (1)	14.8
Total Uses	$280.3

(1)         Estimated transaction costs consist of fees and expenses relating to the exchange offer and the Credit Facilities Amendments.  These payments, in addition to our typical seasonal working capital limitations, require us to draw on the ABL Facility from time to time, which may put constraints on our liquidity. See “Risk Factors — Risks Related to Liquidity and the Covenants under the New Secured Notes Indenture.”

CAPITALIZATION

The following table sets forth the cash and cash equivalents and capitalization of the Company as of July 28, 2017:

on a historical basis; and

on an as adjusted basis to give effect to (i) the incurrence of $25.0 million of indebtedness on September 6, 2017 under the FILO Facility described under “Description of Our Last-Out ABL Facility” and the application of the net proceeds therefrom to pay down our ABL Facility, (ii) scheduled amortization payments made on the Existing First Lien Term Loan Facility since July 28, 2017, (iii) the consummation of the Credit Facilities Amendments (assuming conversion of approximately $399.2 million of the First Lien Term Loan Facility not held by the Sponsor Affiliates into the New First Lien Term Loan Facility plus the conversion of an additional approximately $34.7 million of First Lien Term Loan Facility expected to occur following consummation of the Credit Facilities Amendments) and (iv) the consummation of the exchange offer and exchange of Sponsor Affiliate Existing Notes for New Preferred Stock, assuming all outstanding Existing Notes are properly tendered and accepted prior to the Early Tender Date, and the sources and uses described under “Sources and Uses.”

This table should be read in conjunction with the consolidated financial statements and the related notes thereto and the other financial information included and incorporated by reference in this Offering Memorandum.

(unaudited, in thousands)	Historical	As Adjusted
Cash and cash equivalents	$2,485	$2,485
Debt:
Existing First Lien Term Loan Facility	$590,325	$25,733
New First Lien Term Loan Facility	—	433,990
New Second Lien Term Loan Facility	—	131,083
Existing Notes	250,000	—
New Secured Notes	—	147,882
ABL Facility	51,300	56,731	(1)
FILO Facility	—	25,000
Total debt, including current portion	891,625	820,419
Total members’ equity	101,896	204,780	(2)
Total capitalization	$993,521	$1,025,199

(1)         Reflects (i) the repayment from the net proceeds of the FILO Facility, (ii) the payment of fees and expenses associated with the Credit Facilities Amendments and exchange offer as described under “Sources and Uses” and (iii) the payment of accrued and unpaid interest on Exchanged Notes as described under “Sources and Uses.” Management manages liquidity on an ongoing basis and from time to time draws on the ABL Facility to pay expenses and operate the business.  There can be no assurance that there will be sufficient availability under the ABL Facility.  See “Risk Factors — Risks Related to Liquidity and the Covenants under the New Secured Notes Indenture.”

(2)         Includes the issuance of New Preferred Stock by Number Holdings with an aggregate liquidation preference of $102.9 million to the Sponsor Affiliates.  Pursuant to the Support Agreement, the Sponsor Affiliates have agreed to exchange their Existing Notes for New Preferred Stock.